Exhibit 10.50

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

RESEARCH, COLLABORATION & LICENSE AGREEMENT

DATED AS OF NOVEMBER 4, 2020

BY AND BETWEEN

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

AND

FA212 LLC

TABLE OF CONTENTS

EXHIBIT A FA GENE THERAPY PRODUCT SEQUENCES
EXHIBIT B MANUFACTURING PATENT RIGHTS
EXHIBIT C PENN PATENT RIGHTS A
EXHIBIT D RESEARCH PLAN AND BUDGET FOR RESEARCH PROGRAM
EXHIBIT E FORM OF SDR REPORT
EXHIBIT F EQUITY ISSUANCE AGREEMENT
EXHIBIT G FORM OF FINANCIAL REPORT
EXHIBIT H CONTRACT MANUFACTURING ORGANIZATIONS

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UNIVERSITY OF PENNSYLVANIA

RESEARCH, COLLABORATION & LICENSE AGREEMENT

This Research, Collaboration & License Agreement (this “Agreement”) is dated as of November 4, 2020 (the “Effective Date”) by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and FA212 LLC, a limited liability company organized under the laws of the State of Delaware (“Licensee”). Penn and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Penn, through Dr. James Wilson (“Dr. Wilson”) and the Wilson Lab (as defined below), have technology and expertise in the research and development of gene therapy products; and

WHEREAS, the Research Program contemplated by this Agreement is of mutual interest to Licensee and Penn and furthers the educational, scholarship and research objectives of Penn as a nonprofit, tax-exempt, educational Penn, and may benefit Licensee and Penn through the creation or discovery of new inventions and the development and commercialization of FA Gene Therapy Products (as defined below).

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “AAV” means adeno-associated virus.

1.2 “Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3 “BLA” means (a) a Biologics License Application as defined in the FD&C Act and the regulations promulgated thereunder, (b) a Marketing Authorization Application in the European Union (“MAA”), or (c) any equivalent or comparable application, registration or certification in any other country or region.

1.4 “Budget” means the initial budget set forth in Exhibit D attached hereto, as the same may be amended from time to time with written approval of the Parties in accordance with Section 2.6.1(e).

1.5 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.6 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7 “Clinical Trial” means a human clinical study in which a FA Gene Therapy Product is administered to human subjects that is designed to (a) determine the safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or the target patient population and support continued testing; (b) determine the safety and efficacy in the target patient population and to generate sufficient data to permit commencement of Pivotal Clinical Trials; (c) establish that the product is safe and efficacious for its intended use and to provide adequate data and information for inclusion in product labeling, which trial is intended to support Regulatory Approval, including all Pivotal Clinical Trials; or (d) to support continued Regulatory Approval, including clinical trials conducted as required by post-marketing commitments.

1.8 “Combination Product” means a FA Gene Therapy Product that is delivered with one or more additional active ingredients and/or other patentable items (which are themselves not products for a single price) incident to the administration of any such FA Gene Therapy Product, including companion diagnostics, in each such case when any of the foregoing are co-formulated, co- packaged or sold under one pricing scheme (whether payment of such price is paid to the same or to more than one seller).

1.9 “Commercially Reasonable Efforts” means the efforts and resources that [**]. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party [**].

1.10 “Compulsory License” means a compulsory license under the Penn Patent Rights obtained by a Third Party through the order, decree, or grant of a competent Governmental Authority or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a FA Gene Therapy Product in any country.

1.11 “Confidential Information” of a Party, means (a) information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement, and (b) the terms, but not the existence of this Agreement.

1.12 “Control” or “Controlled” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in the Agreement without violating the terms of any other agreement or other arrangement with any Third Party.

1.13 “Development Candidate” means (a) a Drug Candidate designated as a “Development Candidate” by the JSC or (b) any Drug Candidate with respect to which the pharmacokinetic and toxicology studies identified in the Research Plan are commenced with the intent to satisfy the requirements for filing an IND with respect to such Drug Candidate.

1.14 “Development Transition Point” or “DTP” means the date on which Penn delivers to Licensee a report setting forth the Research Results sufficient for filing of an IND for a FA Gene Therapy Product.

1.15 “Drug Candidate” means a FA Gene Therapy Product candidate discovered, conceived or developed by Penn, or delivered to Licensee, in each case, under the Research Plan during the Research Term. For clarity, “Drug Candidate” includes only those FA Gene Therapy Products that are worked on pursuant to the Research Plan.

1.16 “EMA” means the European Medicines Agency and any successor agency thereto.

1.17 “FA Gene Therapy Product” means a Product consisting of the AAV vector [**] are listed on the attached Exhibit A. In the event that there is an amendment to the foregoing sequences during the Research Program, the foregoing FA Gene Therapy Product definition shall be revised through a written amendment to include such revised sequences.

1.18 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.19 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.20 “Field of Use” shall mean all uses in humans. For clarity, [**].

1.21 “FIH” means on a FA Gene Therapy Product-by-FA Gene Therapy Product basis, a first in human Clinical Trial for a FA Gene Therapy Product.

1.22 “First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of a FA Gene Therapy Product to a Third Party in such country by Licensee, or any of its Affiliates or Sublicensees for end-use, consumption or commercial distribution of such FA Gene Therapy Product in such country after all Regulatory Approvals have been obtained with respect to such FA Gene Therapy Product in such country. Sales prior to receipt of Regulatory Approval are not deemed to be a First Commercial Sale in that country, including, but not limited to, so-called “treatment IND sales,” “named patient sales,” “early access programs” and “compassionate use sales” and any Sales to any government, foreign or domestic, including purchases for immediate sale and/or stockpiling purposes or FA Gene Therapy Products sold for use in Clinical Trials.

1.23 “FPFD” means, on a FA Gene Therapy Product-by-FA Gene Therapy Product basis with respect to each Clinical Trial, the first dosing of the first patient in such Clinical Trial.

1.24 “GAAP” means United States generally accepted accounting principles applied on a consistent basis.

1.25 “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.26 “IND” means an Investigational New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder, or the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, including a Clinical Trial Authorization to the European Medicines Agency, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.27 “Indication” means the treatment of Friedreich’s ataxia through AAV delivery of nucleic acid polynucleotides that encode for the expression of frataxin, or a functional fragment thereof.

1.28 “Know-How” means intellectual property, data, results, pre-clinical and clinical protocols and study data, chemical structures, chemical sequences, information, inventions, formulas, techniques, methods, processes, procedures and developments. “Know-How” does not include Penn Patent Rights claiming any of the foregoing.

1.29 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances, guidances and other pronouncements having the binding effect of law of any Governmental Authority.

1.30 “Licensed Penn Know-How” means all Know-How that is Controlled by Penn and (a) developed by the Wilson Lab as of the Effective Date and available for licensing, (b) developed in the Wilson Lab under the Research Program, or (c) developed by the Wilson Lab during the Research Term in research not funded by Licensee and available for licensing, and in each case (a), (b) and (c), to the extent such is necessary or reasonably useful to develop, make, use, sell, offer for sale or import FA Gene Therapy Products in the Field of Use. Licensed Penn Know-How does not include Licensed Penn Manufacturing Know-How.

1.31 “Licensed Penn Manufacturing Know-How” means all Know-How relating to the methods used in manufacturing or producing an AAV contained in any FA Gene Therapy Product that is Controlled by Penn and (a) developed by the Wilson Lab as of the Effective Date of the Agreement and available for licensing, (b) developed in the Wilson Lab under the Research Program, or (c) developed by the Wilson Lab during the Research Term in research not funded by Licensee and available for licensing, and in each case (a), (b) and (c), to the extent such is necessary or reasonably useful to develop, make, use, sell, offer for sale or import a FA Gene Therapy Product in the Field of Use. For clarity, Licensed Penn Manufacturing Know-How does not include the [**] cell line, and any transfer of the [**] cell line shall be “as-is” and subject to an MTA executed by the Parties. Any Materials transferred to Licensee shall be subject to an MTA executed by the Parties.

1.32 “Manufacturing Patent Rights” means (a) the Patent Rights Controlled by Penn (i) [**], and (i) [**] and set forth on Exhibit B, (b) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application, and (c) any corresponding foreign Patent Rights to the foregoing.

1.33 “Materials” means any biological or chemical materials Controlled by Penn and provided to Licensee under this Agreement and pursuant to the terms of a MTA entered into between the Parties, in each case, that are reasonably necessary (and available from Penn) to exploit the licenses granted to Licensee hereunder, including cell lines, viral seed stocks, product-specific reference materials, platform or product specific assay controls and reagents that are not available as standard commercial items.

1.34 “MTA” means a Material Transfer Agreement to be entered into between the Parties.

1.35 “Net Sales” means the gross consideration invoiced or received by Licensee or any of its Affiliates or Sublicensees for Sales of FA Gene Therapy Product (including any cash amounts plus the fair market value of any other forms of consideration), less the following deductions (to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged) to the extent reasonable and customary:

[**].

Even if there is overlap between any of deductions described above, each individual item shall only be deducted once in the overall Net Sales calculation.

In the case of a Combination Product, the Parties shall negotiate in good faith, but in no event later than [**] before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective FA Gene Therapy Product components and other component(s) thereof, as the case may be, based on the fair market value of such components for the purposes of determining a FA Gene Therapy Product specific allocation of such Net Sales. Payments related to such Combination Product under this Agreement, including Royalties and Milestone Payments, will be calculated, due and payable based only on such allocated Net Sales.

In case of disagreement and failure by the Parties to agree upon an allocation of Net Sales of such Combination Product to the respective FA Gene Therapy Product components and other component(s) thereof, [**].

1.36 “Patent Rights” means (a) patents and patent applications, together with any unlisted patents and patent applications claiming priority thereto, and any continuations, continuations-in-part (to the extent related directly to the subject matter of the parent application or containing new information developed pursuant to the Research Program), reissues, reexamination certificates, substitutions, divisionals, supplementary protection certificates, renewals, registrations, extensions including all confirmations, revalidations, patents of addition, PCTs, and pediatric exclusivity periods and all foreign counterparts thereof, and any patents issued or issuing with respect to any of the foregoing and (b) all official correspondence relating to the foregoing.

1.37 “Penn Patent Rights” means Penn Patent Rights A and Manufacturing Patent Rights collectively.

1.38 “Penn Patent Rights A” means (a) the Patent Rights listed in Exhibit C Controlled by Penn as of the Effective Date, (b) any Patent Rights Controlled by Penn and conceived and reduced to practice by the Wilson Lab in the conduct of the Research Program, (c) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application for any of the foregoing, and (d) any corresponding foreign Patent Rights to the foregoing.

1.39 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.40 “Pivotal Clinical Trial” means a human Clinical Trial of an FA Gene Therapy Product in an indicated patient population that is designed to establish that such FA Gene Therapy Product is safe and efficacious for its intended use and to provide adequate data and information for inclusion in product labeling, which Clinical Trial is intended to support marketing approval of such FA Gene Therapy Product, including all tests and studies that are required by the FDA or EMA from time to time, pursuant to Law or otherwise, including the clinical trials referred to in 21 C.F.R. §312.21(c), as amended.

1.41 “Product” means any (a) process, service or method covered by a Valid Claim or whose use or practice would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim, or would infringe a Valid Claim once issued (“Method”); (b) article, composition, apparatus, substance, chemical or any other material covered by a Valid Claim or whose manufacture, import, use, offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim or would infringe a Valid Claim once issued; (c) service, article, composition, apparatus, chemical, substance or any other material made, used or sold by or utilizing or practicing a Method, or (d) primarily uses or incorporates the Licensed Penn Know-How.

1.42 “Regulatory Approval” means, with respect to a pharmaceutical product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing and sale of such pharmaceutical product in such jurisdiction in accordance with Laws. “Regulatory Approval” does not include authorization by a Regulatory Authority to conduct “named patient”, “compassionate use” or other similar activities.

1.43 “Regulatory Authority” means any Governmental Authority, including the FDA or EMA, or any successor agency thereto, that has responsibility for granting any licenses, registrations, authorizations, clearance or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical product in any country.

1.44 “Representatives” means, with respect to a Party, such Party’s and its Affiliates’ officers, directors, employees, licensees, sublicensees, consultants, contractors, collaborators, professional advisors, investigators, current and potential investors, attorneys, accountants and agents.

1.45 “Research Plan” means the initial work plan(s) set forth in Exhibit D attached hereto, as the same may be amended from time to time with written approval of the JSC.

1.46 “Research Program” means the research and development program for the Indication conducted by Penn in the Wilson Lab and the Service Center Cores in accordance with the Research Plan and Budget.

1.47 “Research Results” means all any and all ideas, information, inventions, developments, animate and inanimate materials, including live animals, discoveries, software, Know-How, Methods, techniques, formulae, data, software, processes, methodologies, techniques, biological materials, software and works of authorship, whether patentable or copyrightable, that are first conceived, discovered, developed or reduced to practice, or generated in the performance of the Research Program by the Wilson Laboratory, including any unpatentable inventions discovered, developed or conceived in the conduct of the Research Program. Research Results expressly excludes Penn Patent Rights.

1.48 “Research Term” means the period commencing on the Effective Date and ending at DTP.

1.49 “Royalty Term” means the period commencing on the First Commercial Sale of a FA Gene Therapy Product in such country and terminating on the latest of (a) expiration or abandonment of the last applicable Valid Claim covering the manufacture, use or sale of such FA Gene Therapy Product in such country, (b) [**] after First Commercial Sale of such FA Gene Therapy Product in such country or (c) expiration of market exclusivity covering such FA Gene Therapy Product in such country.

1.50 “Sale” means any transaction (other than a Sublicense) for which consideration is received or invoiced by Licensee, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of a FA Gene Therapy Product to or for the benefit of a Third Party. For clarity, the sale, use, lease, transfer or other disposition of a FA Gene Therapy Product by Licensee or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a Sale.

1.51 “Service Center Cores” means the following core laboratories at Penn that report directly to Dr. Wilson, including [**].

1.52 “Sponsor” means the entity responsible for the initiation, management, financing and conduct of a Clinical Trial.

1.53 “Sublicensee” means a Person (including any Affiliate of Licensee) to which a Sublicense is granted pursuant to the terms of Section 3.4.

1.54 “Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including its Affiliates) that are directly or indirectly related to a Sublicense, the Penn Patent Rights or FA Gene Therapy Product. For clarity, a development agreement or distribution agreement for a FA Gene Therapy Product is a Sublicense Document.

1.55 “Sublicense Income” means income received by Licensee or its Affiliates in consideration for a Sublicense or other agreement providing the right to negotiate or obtain a Sublicense. Sublicense Income includes income received from a Sublicensee in the form of license issue fees and milestone payments, but specifically excludes [**].

1.56 “Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Authority.

1.57 “Third Party” means any Person other than Penn, Licensee or any of their respective Affiliates.

1.58 “United States” or “U.S.” means the United States of America, its territories and possessions.

1.59 “USD” or “$” means the lawful currency of the United States of America.

1.60 “Valid Claim” means a claim of (a) an issued and unexpired patent in Penn Patent Rights which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending patent application that is included in Penn Patent Rights which was filed and is being diligently prosecuted, which has not been pending for more than [**] from the earliest priority date claimed by such pending patent application, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.61 “Wilson Lab” means Dr. Wilson and all individuals who are under the direct supervision or control of Dr. Wilson at Penn; provided that [**] “Wilson Lab.”

1.62 Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
“Achievement Date”	5.5
“Adjustment Equity”	4.1
“Advance Payment”	6.2.3
“Agreement”	Preamble
“Capital Funding”	5.1
“Clinical Trial Diligence Requirement”	5.5
“Common Equity”	4.1
“Development Milestone”	4.2
“Development Milestone Payments”	4.2
“Diligence Events”	5.5
“Disclosing Party”	7.1
“Dr. Wilson”	Recitals
“DUA”	2.7
“Effective Date”	Preamble
“Financial Report”	4.6
“Historic Patent Expenses”	6.2.1
“Infringement Notice”	6.3.1
“Joint Steering Committee” or “JSC”	2.6.1
“License”	3.1
“Licensee”	Preamble
“Licensee Data”	2.7
“Milestone Payments”	4.2.1
“Net Sales Milestone”	4.2.1
“Notice Date”	2.4
“Ongoing Patent Costs”	6.2.2
“Party”	Preamble
“Parties”	Preamble
“Patent Costs”	6.2.3
“Patent Counsel”	6.1.1
“Penn”	Preamble
“Penn Data”	2.7
“Penn Indemnitees”	9.1.1
“Progress Report”	5.6.1
“Prosecution Request”	6.1.2

Defined Term	Section
“Receiving Party”	7.1
“Research Support Amount”	2.3
“Royalty”	4.3
“Royalties”	4.3
“Sales Milestone Payments”	4.2.1
“SDR Report”	3.4.4
“Sublicense”	3.4.1
“Term”	10.1
“Third Party IP”	4.3.3(a)

ARTICLE 2
COLLABORATION PROGRAM; GOVERNANCE

2.1 Overall Project. The Parties desire to collaborate with respect to the research and development of FA Gene Therapy Products for the Indication. As more specifically outlined herein, Penn will be responsible for research and development activities allocated to Penn under this Agreement until the DTP and as set forth in the Research Plan. Licensee will be responsible for those activities allocated to Licensee under this Agreement and as set forth in the Research Plan and for regulatory strategy and operations, clinical development, GMP manufacture, and commercialization of FA Gene Therapy Products, all as more fully set forth herein.

2.2 Research.

2.2.1 Penn’s Responsibilities under Research Program. Penn will conduct the Research Program in accordance with the Research Plan, Budget and the other terms and conditions of this Agreement. Without limiting the foregoing, Penn will be responsible, in consultation with Licensee through the JSC, and at Licensee’s expense, for all research and development activities up to completion of the IND enabling studies, including [**] to support preclinical development of FA Gene Therapy Product(s) for the Indication under the Research Program through DTP. Penn will use [**] to conduct the Research Program in accordance with the Research Plan and Budget to achieve DTP for at least one (1) FA Gene Therapy Product within [**] of the Effective Date. In addition, Penn will also be responsible, at Licensee’s expense as reflected in the Budget, for manufacturing to support toxicology studies designed or otherwise required to meet the requirements for an IND filing for a FA Gene Therapy Product. Penn shall conduct the Research Program consistent with Good Laboratory Practices and in compliance with all Laws, including FDA regulations and guidances.

2.2.2 Licensee’s Responsibilities. Licensee, its Affiliate or Sublicensee will be responsible, at its own expense, for submission of an IND and all post-DTP FA Gene Therapy Product development activities including all manufacturing, clinical testing, Regulatory Approvals, marketing and commercialization. Licensee, or its designee, shall be responsible as Sponsor for the IND submission. Licensee shall hire employees or engage consultants with expertise in regulatory and clinical matters.

2.2.3 The JSC shall review the Research Plan at least [**]. The JSC may amend the Research Plan at any time, including amendments to include further activities, provided that any corresponding revisions to the Budget shall be subject to the approval of the Parties in accordance with Section 2.6.1(e).

2.2.4 Licensee may, at its option and in its discretion, request that Penn provide manufacturing to support the FIH Clinical Trial for a FA Gene Therapy Product. The Parties, acting through the JSC, agree to use reasonable efforts to negotiate a manufacturing plan setting forth the terms of GMP manufacturing through the use of a mutually agreed upon CMO prior to the DTP; provided that the Licensee shall have final decision making authority with respect to all GMP manufacturing.

2.2.5 Penn shall maintain records of the activities conducted under and the results of the Research Program (including the Research Results) in sufficient detail and in good scientific manner appropriate for patent purposes, consistent with Good Laboratory Practices, in compliance with all Laws, and to properly reflect all work done and results achieved. Penn will provide task-based, scientific reports of the progress and results of the Research Program on the schedule specified in the Research Plan or on another schedule to be agreed in writing by the Parties. Penn shall maintain records of the use of the funds provided by Licensee and shall make such records available to Licensee upon reasonable notice during Penn’s normal business hours, but not more frequently than [**]. All Research Results will constitute Licensed Know-How and will be included within the scope of the License granted by Penn to Licensee under this Agreement.

2.2.6 Through the JSC, during the performance of activities under the applicable Research Plan, the Parties will discuss potential Development Candidates and seek to identify and mutually agree upon a Development Candidate arising out of the applicable Research Program.

2.2.7 The Parties hereby acknowledge that there are inherent uncertainties involved in the research and development of products and such uncertainties form part of the business risk involved in undertaking a Research Program. Accordingly, prior to the completion of the applicable Research Plan, if Penn notifies Licensee that it has not developed or has otherwise failed to identify a suitable candidate to propose as a Development Candidate, then the Parties, acting through the JSC, may amend such Research Plan pursuant to Section 2.6.1(b)(v). If the Research Plan is not amended, or the Research Program is terminated by either Party pursuant to Section 2.4, then Penn shall have no further obligations to Licensee under the Research Plan, and any remaining Research Support Amount allocated to the Research Program pursuant to the then current Budget (minus reasonable and documented wind-down and non-cancellable expenses with respect to the activities under the Research Plan) shall be refunded to Licensee.

2.2.8 Each Party will have the right to engage Third Party subcontractors to perform certain of its obligations under this Agreement; provided that Penn’s right to engage Third Party subcontractors (except approved contract manufacturing organizations set forth on Exhibit H) is subject to Licensee’s prior written consent, which may not be unreasonably withheld. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices which agreement shall be as least as protective as the nondisclosure obligations set forth herein. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement.

2.3 Funding of the Research Program. During the Research Term, Licensee shall provide an amount of $[**] in research and development funding in accordance with the agreed upon Research Plan (“Research Support Amount”) to Penn to fund certain administrative expenses and the research and development work (and manufacturing costs) conducted in furtherance of the Research Program, including all pre-clinical discovery, research and development activities through IND enabling studies for the FA Gene Therapy Product(s). Such Research Support Amount shall be inclusive of Penn’s standard indirect charges. Payments of the Research Support Amount shall be made [**] in advance of the Research Program work being conducted in the applicable [**]. Licensee shall remit such funds in each [**] of the Research Term in accordance with a payment schedule set forth in the Budget and such funds will be allocated solely to the Research Program as set forth in the Research Plan and Budget. The initial Research Plan and Budget (including the payment schedule) for the Research Program are attached hereto as Exhibit D.

2.3.1 If at any time Penn determines that it will require additional funds for the Research Program, it will notify Licensee through the JSC and provide a good faith estimate and itemized budget of the additional amount. Notwithstanding the foregoing, changes to the scope of or Budget for the Research Plan in any Calendar Year will require approval of the JSC if such proposed amendment to the Budget reflects an increase of greater than [**] percent ([**]%) of the agreed upon Budget for such Calendar Year, or $[**], whichever is less.

2.3.2 Unless otherwise indicated in the Research Plan or Budget, title to any equipment, laboratory animals, or any other tangible materials made or acquired with funds provided under this Agreement will vest in Penn, and such equipment, animals, or tangible materials will remain the property of Penn following termination or expiration of this Agreement (but subject to any license grants to Licensee hereunder).

2.4 Unavailability of Dr. Wilson. If Dr. Wilson becomes unavailable to oversee and support the performance of the research under the Research Plan for any reason, Penn may propose another member of its faculty who is acceptable to Licensee, in its sole discretion, to oversee the performance of the Research Program. If a substitute faculty member acceptable to Licensee has not been agreed upon within [**] after Dr. Wilson is no longer available to oversee and support the performance of the Research Plan, Licensee may terminate this Agreement upon written notice thereof to Penn, subject to the provisions of Article 10.

2.5 Termination of Research Program. In the event of a material disagreement with respect to the conduct of the Research Program between the Parties, each Party shall have the right to terminate the Research Program upon [**] written notice to Licensee (the “Notice Date”). In the event of such termination of the Research Program, Penn will (i) wind-down the Research Program within [**] after such Notice Date, (ii) if applicable, refund all Research Support Amounts not spent by Penn as of the Notice Date, less reasonable and documented wind-down costs and non-cancellable costs and expenses, and (iii) reasonably cooperate with Licensee to transfer data and information necessary to allow Licensee to continue the Research Program.

2.6 Governance.

2.6.1 Joint Steering Committee.

(a) Formation; Composition. Within [**] of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of [**] representatives from each Party, each with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Penn and Licensee. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC will have the right to create any subcommittees as the JSC sees fit (including a research subcommittee or IP subcommittee).

(b) Specific Responsibilities. The JSC will:

(i) oversee the Research Program; provided, however, that [**] except as otherwise expressly agreed in the Research Plan;

(ii) subject to Section 2.6.1(f), select and designate Development Candidate(s);

(iii) on or before [**] of each year, review the Budget and recommend any changes to the Parties in accordance with Section 2.3.1;

(iv) subject to Section 2.2.1, negotiate a manufacturing plan, including, subject to Section 2.8, the selection of a GMP contract manufacturer prior to the DTP;

(v) approve any amendments to the Research Plan (including any changes to the Budget that are greater than [**] percent ([**]%) of the then-current Budget for the then-current Calendar Year) or $[**], whichever is less;

(vi) review [**] reports prepared by Penn’s project management team or joint development committee;

(vii) resolve any disagreement between the Parties relating to the Research Program or Research Plan;

(viii) establish such additional subcommittees as it deems necessary to achieve the objectives and intent of the Research Program;

(ix) use good faith efforts to resolve any disagreement or issues between the Parties relating to the Research Program or the Research Plan; and

(x) perform such other functions as appropriate to further the purposes of this Agreement, in each case as agreed in writing by the Parties.

(c) Reporting. Each Party shall keep the JSC informed on the progress of the activities under the Research Program then currently ongoing under a Research Plan, including delivering written updates each [**] of its progress under the Research Plan to the JSC at least [**] in advance of each JSC meeting.

(d) Meetings. During the performance of the Research Plan by Penn, the JSC will meet at least each [**]. Following the completion of Penn’s performance of the Research Plan, the Parties may agree to meet to discuss items previously addressed by the JSC. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least [**] will be in person unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations alternately selected by Penn and by Licensee; provided, however, that Licensee shall reimburse Penn for its JSC representatives’ costs in connection with attending such in-person JSC meeting at a location other than Penn. Meetings of the JSC will be effective only if at all representatives of each Party are present or participating in such meeting. The JSC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The secretary of the JSC (as appointed by the members of the JSC) shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JSC within [**] after each meeting and shall be approved, if appropriate, at the next meeting. All records of the JSC shall at all times be available to both Penn and Licensee.

(e) Decision-Making. Except as otherwise set forth in this Agreement, the Parties shall cause their respective members on the JSC to use commercially reasonable efforts to reach a consensus on those matters within the purview of the JSC; provided that the representatives from Penn shall have [**] and representatives from Licensee shall have [**]. Notwithstanding the foregoing, any changes to the scope of, or Budget for, the Research Program may occur through a recommendation by the JSC and shall require approval of both Parties.

(f) Development Candidate. Notwithstanding the above, with respect to the final approval and selection of a Development Candidate, Licensee shall have final decision- making authority and shall have the final say on the matter, except [**].

2.7 Research Results. All right, title and interest in the Research Results generated by Penn under the Research Program shall be owned by Penn (“Penn Data”). All right, title and interest in the data generated by Licensee under the Research Program shall be owned by Licensee (“Licensee Data”) and may be transferred to Penn, including as applicable, under a data usage agreement (“DUA”). For the avoidance of doubt, Penn Data shall constitute Research Results and Licensed Know-How and will be included within the scope of the License. The receipt of Licensee Data by Penn and any use or restrictions relating to such Licensee Data on Penn shall be set forth in the DUA.

2.8 Tech Transfer. Following the earlier of (i) [**], or (ii) [**]. The selection of the GMP contract manufacturer shall be subject to good faith discussions at the JSC; provided, however that Licensee shall have final decision-making authority with respect to selection of such GMP contract manufacturer.

2.9 Non-Collaboration. For a period of [**] from the earlier of: (a) expiration or termination of the Research Program and (b) submission of an IND for the FA Gene Therapy Product, the Wilson Lab shall not collaborate with a Third Party for a gene therapy product for the Indication; provided that the foregoing is subject to the Retained Rights set forth in Section 3.2, and would further not restrict the Wilson Lab from obtaining grant funding from any governmental entity nor from collaborating with or obtaining grant funding from a non-commercial Third Party that does not obtain any right in or to any data, results, inventions or other intellectual property arising in connection with activities conducted under such collaboration or supported by the applicable funding, as the case may be.

ARTICLE 3
LICENSES AND OTHER RIGHTS

3.1 Grant of Licenses. Subject to the terms and conditions of this Agreement, Penn hereby grants to Licensee (a) an exclusive, worldwide, royalty-bearing right and license, with the right to sublicense through multiple tiers, under Penn Patent Rights A and (b) a non-exclusive, worldwide, royalty- bearing right and license, without the right to sublicense (except in conjunction with a sublicense to Penn Patent Rights A or a FA Gene Therapy Product), under the Manufacturing Patent Rights, Licensed Penn Know-How, and Licensed Penn Manufacturing Know-How; for each of (a) and (b) to make, have made, use, sell, offer for Sale and import FA Gene Therapy Products for the Indication in the Field of Use during the Term (“License”).

3.2 Penn Retained Rights. Notwithstanding the License, Penn retains the right under the Penn Patent Rights A to (a) conduct educational, academic research and clinical/patient care activities at Penn’s and its Affiliates’ hospital facilities itself (including sponsored research) and (b) authorize non-commercial Third Parties to conduct education, academic research and clinical/patient care activities; provided however that [**].

3.3 U.S. Government Rights. The License is expressly subject to all applicable provisions of any license to the U.S. government executed by Penn and is subject to any overriding obligations to the U.S. government under 35 U.S.C. §§200-212, applicable governmental implementing regulations, and the U.S. government sponsored research agreement or other guidelines, including that products that result from intellectual property funded by the [**].

3.4 Grant of Sublicense by Licensee.

3.4.1 Penn grants to Licensee the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 3.4. The term Sublicense shall include any grant of rights under the License by a Sublicensee to any downstream Third Party, such downstream Third Party shall also be considered a Sublicensee for purposes of this Agreement.

3.4.2 All Sublicenses will be (a) issued in writing, (b) to the extent applicable, include all of the rights of Penn and require the performance of obligations due to Penn (and, if applicable, the U.S. government under 35 U.S.C. §§200-212) contained in this Agreement and (c) shall include no less than the following terms and conditions:

(a) reasonable record keeping, audit and reporting obligations sufficient to enable Licensee and Penn to reasonably verify the payments due to Licensee and Penn under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing FA Gene Therapy Product, provided that such obligations shall be no less stringent that those provided in this Agreement for Licensee;

(b) infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Licensee and do not provide greater rights to Sublicensee than as provided in Section 6.3;

(c) confidentiality provisions with respect to Confidential Information of Penn consistent with the restrictions on Licensee in Article 7 of this Agreement;

(d) covenants by Sublicensee that are equivalent to those made by Licensee in Section 8.4;

(e) a requirement of indemnification of Penn by Sublicensee that is equivalent to the indemnification of Penn by Licensee under Section 9.1 of this Agreement;

(f) a requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Licensee under Section 9.2 of this Agreement, including coverage under such insurance of Penn as provided in Section 9.2;

(g) a restriction on use of Penn’s names consistent with Section 11.4 of this Agreement;

(h) a requirement of antidiscrimination by Sublicensee no less stringent than that provided in Section 11.5 of this Agreement; and

(i) a requirement that Penn is a third party beneficiary of such Sublicense.

Any Sublicense that does not include all of the terms and conditions set forth in this Section 3.4.2 or which is not issued in accordance with the terms and conditions set forth in this Section 3.4, shall be considered null and void with no further notice from Penn.

3.4.3 Within [**] after of the execution of a Sublicense Document, Licensee shall provide a complete and accurate copy of such Sublicense Document to Penn, in English. Penn’s receipt of a Sublicense Document, however, will constitute neither an approval nor disapproval of the Sublicense Document nor a waiver of any right of Penn or obligation of Licensee under this Agreement. Any Sublicense Document provided to Penn pursuant to this Section 3.4.3 may be redacted with respect to matters unnecessary to show compliance with the terms of this Section 3.4; provided that, upon written request by Penn, Licensee shall provide an un-redacted version of any Sublicense Document to Penn’s counsel. [**].

3.4.4 Licensee shall provide [**] Sublicense Development Report on or before [**] during the Term (“SDR Report”), a form of which is attached hereto as Exhibit E.

3.5 No Implied License. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any Know-How, Patent Right or other intellectual property right rights that are not specifically granted herein are reserved to the owner thereof.

ARTICLE 4
FINANCIAL PROVISIONS

4.1 Equity Issuance. On the Effective Date, and in partial consideration of the rights and licenses granted to Licensee under this Agreement, Licensee and Penn shall enter into an Equity Issuance Agreement in the form attached hereto as Exhibit F. Licensee shall issue Penn common units of Licensee (“Common Equity”), and which is equal to [**] percent ([**]%) of the fully-diluted equity of Licensee outstanding, measured on a fully diluted basis, as of the Effective Date, assuming the exercise, conversion and exchange of all outstanding securities of the Licensee for or into common units of Licensee. Licensee shall also issue additional Common Equity to Penn (“Adjustment Equity”) until such time as

[**] USD ($[**]) has been raised by Licensee in net proceeds from the sales of securities of the Licensee or in other financings, including instruments convertible into equity of the Licensee, so that after issuance of the Adjustment Equity, Penn still owns [**] percent ([**]%) of the fully-diluted equity of Licensee outstanding on a fully diluted basis as of the date of such issuance. For clarity, Adjustment Equity shall be issued at no additional consideration from Penn to Licensee. After such time as [**] USD ($[**]) has been raised by Licensee in net proceeds from the sales of securities of the Licensee, Penn shall have the option to purchase, either by itself or through its affiliates or [**], additional equity in subsequent financing rounds in order to maintain its ownership percentage in Licensee on the same terms as other round investors. Penn agrees to become a party to all investor agreements (including, but not limited to any limited liability company agreement, voting agreement, investor rights agreement or right of first refusal and co-sale agreement) in connection with the issuance of Common Equity to Penn by Licensee, whether existing as of the Effective Date or thereafter entered into among Licensee and its investors.

4.2 Milestone Payments. Licensee shall pay Penn the following non-refundable and non-creditable milestone payments (the “Development Milestone Payments”) within [**] after Licensee, or any Affiliate or Sublicensee (including sub-sublicensees), achieves the corresponding development milestone (each, a “Development Milestone”) with respect to the first FA Gene Therapy Product:

Development Milestone	Development Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Total Development Milestone Payments to Penn	$13,500,000

For clarity, any earlier Development Milestone that has not been achieved at the time of achievement of a later Development Milestone shall be deemed achieved and payable upon achievement of the later Development Milestone by the first FA Gene Therapy Product; provided that in no event will any Development Milestone Payment in respect of any Development Milestone be paid more than once. In no event shall Licensee owe greater than $13,500,000 in Development Milestone Payments.

4.2.1 Sales Milestone Payments. Licensee shall pay Penn the following non-refundable and non-creditable milestone payments (each, a “Sales Milestone Payment”, and together with the Development Milestone Payments, the “Milestone Payments”) within [**] after Licensee, or any Affiliate or Sublicensee (including sub-sublicensees) achieves the corresponding annual Net Sales milestone (each, a “Net Sales Milestone”) for the first FA Gene Therapy Product:

Net Sales Milestone	Sales Milestone Payment
1) Annual Net Sales of FA Gene Therapy reach $[**]	[**]
2) Annual Net Sales of FA Gene Therapy Product reach $[**]	[**]

Net Sales Milestone	Sales Milestone Payment
3) Annual Net Sales of FA Gene Therapy Product reach $[**]	[**]
Total Sales Milestone Payments to Penn	$27,500,000

For clarity, any earlier Sales Milestone that has not been achieved at the time of achievement of a later Sales Milestone shall be deemed achieved and payable upon achievement of the later Sales Milestone for the first FA Gene Therapy Product; provided that in no event will any Sales Milestone Payment in respect of any Sales Milestone be paid more than once. For clarity, the foregoing Sales Milestone Payments shall be due once with respect to the first FA Gene Therapy Product to achieve the applicable Net Sales Milestone, and in no event shall Licensee owe greater than $27,500,000 in Sales Milestone Payments.

4.3 Royalties.

4.3.1 Royalty. As further consideration for the License, during the Royalty Term on a country- by-country, FA Gene Therapy Product-by-FA Gene Therapy Product basis, Licensee shall pay Penn on a Calendar Quarter basis a non-refundable and non-creditable royalty (each, a “Royalty” or collectively, the “Royalties”) on all Net Sales of a FA Gene Therapy Product by Licensee, its Affiliate, or Sublicense (including sub-sublicensees) in accordance with the chart below.

Annual Worldwide Net Sales of each FA Gene Therapy Product	Royalty Rate
Less than $[**]	[**]%
Greater than or equal to $[**] and less than or equal to $[**]	[**]%
Greater than $[**]	[**]%

4.3.2 Step Down. On a country-by-country and FA Gene Product-by-FA Gene Product basis, during any portion of the Royalty Term in which the applicable FA Gene Therapy Product is not covered by at least one Valid Claim of the Penn Patent Rights A in the applicable country, then the Royalty rate set forth in Section 4.3.1 shall be reduced to [**] percent ([**]%) of the Royalty rate otherwise payable pursuant to Section 4.3.1.

4.3.3 Royalty Reductions.

(a) If after the Effective Date Licensee determines upon the advice of outside intellectual property counsel to license or otherwise acquire rights to Patent Rights from a Third Party is reasonably necessary to develop, commercialize, or manufacture a FA Gene Therapy Product (“Third Party IP”), Licensee may obtain such rights from such Third Party.

(b) If Licensee, its Affiliate or a Sublicensee is required to pay any Third Party amounts with respect to Third Party IP, Licensee may deduct [**] percent

([**]%) such amounts paid to such Third Party from any Royalty payments otherwise due to Penn under Section 4.3 of this Agreement, subject to Section 4.3.3(c) below.

(c) If Licensee, its Affiliate, its Sublicensee or Penn is required by Law to grant a Compulsory License in any country, then the Royalty due to Penn for such country by Licensee shall be adjusted to equal such lower Royalty rate granted to such Third Party under such Compulsory License, but in no circumstances shall the Royalty rate due to Penn be reduced by more than [**] percent ([**]%) of the then applicable Royalty rate.

(d) Notwithstanding anything in this Agreement to the contrary, in no event will the deductions under this Section 4.3.2 reduce the Royalty payable in respect of Net Sales of such FA Gene Therapy Product in such country by more than [**] percent ([**]%) of the Royalty as set forth in Section 4.3.1 above.

4.3.4 Calculations. Licensee must pay Royalties owed to Penn on a Calendar Quarter basis on or before the following dates:

(a) [**] for any Sales that took place on or before the last day of the Calendar Quarter ending December 31, of the prior year (and for clarity, such Royalties shall contain a final true-up based on the total Annual Net Sales in such prior year based on the royalty tiers set forth in Section 4.3.1;

(b) [**] for any Sales that took place on or before the last day of the Calendar Quarter ending March 31 of such Calendar Year;

(c) [**] for any Sales that took place on or before the last day of the Calendar Quarter ending June 30 of such Calendar Year; and

(d) [**] for any Sales that took place on or before the last day of the Calendar Quarter ending September 30 of such Calendar Year

4.4 Sublicensee Revenue. Licensee shall pay Penn a percentage of any Sublicensee Income received by Licensee from a Sublicensee (including sub-sublicensees) of any Penn Patent Right or Licensed Penn Know-How for a FA Gene Therapy Product in accordance with the table below.

Stage in FA Gene Therapy Product Development at which Sublicense Is Granted	Percentage of Sublicensing Income Payable to Penn
[**]	[**]%
[**]	[**]%
[**]	[**]%

4.4.1 Licensee will make such payment to Penn on or before the following dates:

(a) [**] for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending December 31, of the prior year;

(b) [**] for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending March 31 of such Calendar Year;

(c) [**] for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending June 30 of such Calendar Year; and

(d) [**] for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending September 30 of such Calendar Year.

4.5 Mode of Payment and Currency. All payments to Penn hereunder shall be made by deposit of USD in the requisite amount to the “The Trustees of the University of Pennsylvania” and will be made by delivery to any one of the following:

For funding of the performance of the Research Program by Penn:

By ACH/Wire:
[**]
Payment should include
the necessary amount to cover
any bank charges incurred.

For all other payments to Penn under this Agreement:

By ACH/Wire: [**] Payment should include the necessary amount to cover any bank charges incurred.	By Check (lockbox): The Trustees of the University of Pennsylvania c/o Penn Center for Innovation PO Box 785546 Philadelphia, PA 19178-5546

Payments under this Agreement shall be made in USD. All Royalties payable shall be calculated first in the currency of the jurisdiction in which payment was made, and if not in the United States, then converted into USD. The exchange rate for such conversion shall be the average of the rate quoted in The Wall Street Journal for the last business day of each month in the Calendar Quarter for such Royalty payment made.

4.6 Royalty and Penn Sublicense Income Reports. Following the First Commercial Sale, for each Calendar Quarter during the Term within [**] after the end of such Calendar Quarter, Licensee shall deliver to Penn a report (each, a “Financial Report”) setting out such details as are reasonably necessary to calculate the Royalty and Sublicense Income due to Penn under this Article 4 for such Calendar Quarter, including:

[**].

Each Financial Report shall be in the form of the sample report attached hereto as Exhibit G.

4.7 Late Payments. In addition to any other remedies available to Penn, including the right to terminate this Agreement in accordance with Article 10, any failure by Licensee to make a payment within [**] after the date when due shall obligate Licensee to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Penn at a rate per annum equal to [**] percent ([**]%) per month, or the highest rate allowed by Law, whichever is lower.

4.8 Default Payment. In the event of default in payment of any payment owing to Penn under the terms of this Agreement, and if it becomes necessary for Penn to undertake legal action to collect said payment, Licensee shall pay reasonable, documented legal fees and costs incurred in connection therewith.

4.9 Accounting. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

4.10 Books and Records. Licensee will keep accurate books and records of all FA Gene Therapy Products developed, manufactured, used or sold and all Sublicenses, collaboration agreements and joint venture agreements entered into by Licensee that involved a Sublicense of the Penn Patent Rights. Licensee will preserve these books and records for at least [**] from the date of the Financial Report to which they pertain. Upon reasonable notice, key personnel, books and records pertaining to the calculation of Royalties, Milestone Payments or Sublicensing Income will be made reasonably available and will be open to examination by representatives or agents of Penn reasonably acceptable to Licensee (and who has executed an appropriate confidentiality agreement reasonably acceptable to Licensee that requires such representative or agent to keep any information learned by it confidential except as needed to report its conclusions to Penn), during Licensee’s regular office hours to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement, provided that Licensee shall not have an obligation to provide access more than [**] period.

4.11 Audits. In addition to the right of Penn to examine the books and records and interview key personnel as provided in Section 4.10 above, Penn, at its own cost, through an independent auditor [**] (and who has executed an appropriate confidentiality agreement reasonably acceptable to Licensee that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Penn), may inspect and audit the relevant records of Licensee pertaining to the calculation of any Milestone Payments, Royalties and Sublicense Income due to Penn under this Agreement. Licensee shall provide such auditors with access to the records during reasonable business hours. Such access need not be given to any such set of records more often than [**] or more than [**] after the date of any report to be audited. Penn shall provide Licensee with written notice of its election to inspect and audit the records related to the Milestone Payments, Royalties and Sublicensing Income due hereunder not less than [**] prior to the proposed date of review of Licensee’s records by Penn’s auditors. Should the auditor find any underpayment of Milestone Payments, Royalties or Sublicense Income by Licensee to

Penn, Licensee shall (a) promptly pay Penn the amount of such underpayment; (b) if such underpayment equals or exceeds the higher of (i) [**] dollars ($[**]) or (ii) [**] percent ([**]%) of Milestone Payments, Royalties or Penn Sublicense Income paid during the time period audited, reimburse Penn for the cost of the audit; and (c) provide such auditors with an audit right exercisable within [**] after Penn receives the audit report. If the auditor finds overpayment by Licensee, then Licensee shall have the right to deduct the overpayment from any future Milestone Payments, Royalties or Sublicensing Income due to Penn by Licensee or, if no such future Milestone Payments, Royalties or Sublicensing Income are payable, then Penn shall refund the overpayment to Licensee within [**] after Penn receives the audit report. Licensee may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Penn; provided, however, that such designation shall not restrict the auditor’s investigation or conclusions.

4.12 Taxes. All payments made by Licensee to Penn under the Agreement shall be made free and clear of and without any deduction for or on account of any Taxes on or with respect to such payments.

ARTICLE 5
DILIGENCE; CLINICAL DEVELOPMENT; REGULATORY AFFAIRS; COMMERCIALIZATION

5.1 Financial Diligence. Licensee agrees to have sufficient Capital Funding in order to support the funding of the Research Program hereunder. Within [**] from the Effective Date, Licensee agrees to have capital commitments in place equal to a minimum of $[**] across all fundraising rounds, tranches and sources (excluding any prior amounts paid or gifted to Penn) to fund its operations, including cash for the purchase of capital stock, debt financing, lines of credit and grant funding (collectively referred to as “Capital Funding”). During the period commencing on the Effective Date and ending on the [**] of the Effective Date, Licensee agrees to raise a cumulative amount equal to the Research Support Amount in Capital Funding, but acknowledges that additional Capital Funding may be needed to support its obligations under the Agreement.

5.2 Development Diligence by Licensee. Licensee shall use Commercially Reasonable Efforts to actively develop and commercialize one (1) FA Gene Therapy Product in the Field of Use for the Indication.

5.3 Development Plan. Following the DTP until the First Commercial Sale for the first FA Gene Therapy Product, Licensee shall provide Penn with a development plan for a FA Gene Therapy Product or update thereof no later than [**]. The development plan shall include a timeline of detailed activities to be conducted by Licensee, its Affiliates and Sublicensees, and Licensee shall provide Penn with [**] progress reports regarding achievements and activities under such development plan.

5.4 Regulatory.

5.4.1 Except as set forth in Section 2.2.1, as between the Parties, Licensee shall have responsibility for and decision-making over all regulatory activities for the FA

Gene Therapy Products. As between the Parties, Licensee will have the right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions (including advisory committee meetings), with regard to FA Gene Therapy Products. Licensee will lead and have control over preparing and submitting all regulatory filings related to the FA Gene Therapy Products, including all applications for Regulatory Approval; provided, however, that Licensee shall provide Penn with copies of all such applications prior to submission. Licensee will own solely any and all applications for Regulatory Approvals (including INDs), Regulatory Approvals, and other regulatory filings related to any FA Gene Therapy Product which will be held in the name of Licensee or its designees.

5.4.2 Until the First Commercial Sale, Penn shall have the right to participate as an observer in all material meetings, conferences, and discussions by Licensee with Regulatory Authorities pertaining to development of the corresponding FA Gene Therapy Products and Regulatory Approvals. Licensee shall provide Penn with reasonable advance notice of all such meetings and other contact and shall provide advance copies of all related documents and other relevant information relating to such meetings or other contact, including any documents that Licensee proposes to submit to any Regulatory Authority.

5.4.3 Penn (through Dr. Wilson and other Wilson Lab personnel) will cooperate with any reasonable request from Licensee (or its designee) in connection with interactions with Regulatory Authorities relating to a FA Gene Therapy Product or with respect to obtaining and maintaining any Regulatory Approval for a FA Gene Therapy Product including, at Licensee’s cost: (a) [**], (b) [**], and (c) [**].

5.5 Structured Development Diligence Events. In addition to the development plan, Licensee shall use Commercially Reasonable Efforts to achieve the following diligence events (the “Diligence Events”) with respect to one (1) FA Gene Therapy Product by the corresponding Achievement Date (the “Achievement Date”):

Diligence Event	Achievement Date
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Licensee may extend any Achievement Date for a Diligence Event by [**] increments, other than the Clinical Trial Diligence Requirement, but not more than [**] per Diligence Event, by providing prior written notice to Penn in advance of the Achievement Date, as amended, along with a payment of [**] USD ($[**]) for each extension. Notwithstanding the foregoing, Licensee’s diligence obligations require the Licensee to use Commercially Reasonable Efforts to achieve the Clinical Trial Diligence Requirement by the Achievement Date.

5.6 Progress Reports.

5.6.1 Following the expiration or earlier termination of the Research Program, but prior to the First Commercial Sale of a FA Gene Therapy Product, Licensee, on [**] basis, but in no event later than [**], shall submit to Penn a progress report (each, a “Progress Report”) covering Licensee’s (and any Affiliates’ and Sublicensees’) material activities related to the development of all FA Gene Therapy Products and the obtaining of Regulatory Approvals necessary for commercialization of FA Gene Therapy Products.

5.6.2 Each Progress Report must include all of the following for each [**] period:

[**].

ARTICLE 6
INTELLECTUAL PROPERTY

6.1 Patent Filing Prosecution and Maintenance.

6.1.1 Penn Patent Rights will be held in the name of Penn and obtained with counsel selected by Penn and reasonably acceptable to Licensee (“Patent Counsel”). Penn shall Control all actions and decisions with respect to the filing, prosecution and maintenance of Penn Patent Rights and will consider any reasonable comments or suggestions by Licensee with respect to same; provided, however, that with respect to Penn Patent Rights claiming solely a FA Gene Therapy Product, Penn shall have an obligation to consider in good faith any reasonable comments provided by Licensee. Penn will instruct Patent Counsel to copy Licensee, or its counsel, on all correspondence related to Penn Patent Rights A (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and to interact with Licensee, or its counsel, with respect to the preparation, filing, prosecution and maintenance of Penn Patent Rights A. Penn has the right to take action to preserve rights and minimize cost whether or not Licensee has commented, and will use Commercially Reasonable Efforts to not allow any Penn Patent Rights for which Licensee is licensed and is underwriting the costs to lapse or become abandoned without Licensee’s written authorization under this Agreement, except for filing of continuations, divisionals, or the like that substitute for the lapsed application, provided that, Penn shall have no requirement to file, prosecute, or maintain Penn Patent Rights if Licensee is not current with the Patent Cost obligations as set forth in this Agreement. For the purposes of this Agreement, “maintenance” of the Penn Patent Rights includes inter parties patent review proceedings before the USPTO or a similar patent administration outside the U.S. For further clarity, validity challenges raised in infringement litigation will be handled per Section 6.3. Penn shall not discontinue prosecution or maintenance activities with respect to Penn Patent Rights solely covering an FA Gene Therapy Product (other than strategic abandonment), provided that Licensee is not in breach of Section 6.2 relating to all Patent Costs.

6.1.2 Licensee has the right to request a country filing via a written request to Penn [**] prior to the deadline set by the patent office in the territory in which filing is to take place (“Prosecution Request”). The absence of a given Prosecution Request by such deadline will be considered an election not to secure the Patent Rights associated with the specific phase of patent prosecution in such territory, and such patent application(s) and patent(s) will not be part of Penn Patent Rights and therefore not subject to this Agreement, including the License, and Licensee will have no further rights or license to them.

6.1.3 Patent Term Extension. The Parties agree to meet and discuss and mutually agree which Patent within the Penn Patent Rights the Parties would seek patent term extensions and the Parties shall cooperate fully with each other in making such filings or actions, for example and without limitation, making available all required regulatory Data and information, and executing any required authorizations to apply for such patent term extension. For clarity, all expenses incurred in connection with activities of Penn with respect to the Penn Patent Rights pursuant to this Section 6.1.3 for the FA Gene Therapy Product shall be considered a Patent Cost.

6.2 Patent Costs.

6.2.1 Within [**] of the Effective Date, Licensee shall reimburse Penn for all reasonable and documented out-of-pocket expenses actually incurred by Penn prior to the Effective Date for the prosecution, maintenance and enforcement of the Penn Patent Rights A (“Historic Patent Expenses”) that have not otherwise been reimbursed by other licensees. The Historic Patent Expenses are $[**].

6.2.2 Prosecution and Maintenance Costs during the Term. Licensee shall be responsible for payment to Penn of all documented patent prosecution, maintenance and enforcement costs for the Penn Patent Rights A incurred by Penn during the Term (“Ongoing Patent Costs”). For Penn Patent Rights licensed to more than one licensee, Licensee shall be responsible for payment to Penn of an equal pro rata share of such Ongoing Patent Costs based on the number of licensees for such Penn Patent Rights.

6.2.3 At any time, at Penn’s request, Licensee shall pay in advance the Patent Counsel’s estimated costs for undertaking material patent actions before Penn authorizes the Patent Counsel to proceed (“Advance Payment”). Notwithstanding whether Licensee makes an Advance Payment for any patent action, Licensee shall bear all Patent Costs incurred during the Term and shall pay such amounts within [**] of receipt of invoice for such patent actions. For clarity, the term “Patent Costs” means and includes Historic Patent Costs and Ongoing Patent Costs. For clarity, this Section 6.2.3 [**].

6.3 Infringement.

6.3.1 If either Party believes that an infringement by a Third Party with respect to any Penn Patent Right is occurring or may potentially occur, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement and evidence of such infringement or potential infringement (the “Infringement Notice”). During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither Penn or Licensee will notify such a Third Party (including the infringer) of infringement or put such Third Party on notice of the existence of Penn Patent Rights without first obtaining the written consent of the other Party. If Licensee puts such infringer on notice of the existence of any Penn Patent Right without the prior written consent of Penn, then Licensee’s right to initiate a suit under Section 6.3.2 below will terminate immediately without the obligation of Penn to provide notice to Licensee. Both Penn and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

6.3.2 If infringing activity of potential commercial significance has not been abated within [**] following the date the Infringement Notice for such activity was provided, then during the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, Licensee may institute suit for patent infringement against the infringer after providing Penn (a) a written estimate of the expenses that would be reasonably incurred in connection with such action, including an estimate from [**] outside law firms regarding the legal costs associated with such suit and (b) financial records reasonably sufficient to reasonably demonstrate that Licensee has the financial wherewithal to pay such expenses as they fall due through the conclusion of such suit by means of judgment or other final non-appealable decision. Penn may voluntarily join such suit at Licensee’s reasonable expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in such suit. Licensee may not join Penn in a suit initiated by Licensee without Penn’s prior written consent, such consent not to be unreasonably withheld. If in a suit initiated by Licensee, Penn is involuntarily joined other than by Licensee, then Licensee will pay any costs incurred by Penn arising out of such suit, including any legal fees of counsel that Penn selects and retains to represent it in the suit. Licensee shall be free to enter into a settlement, consent judgment or other voluntary disposition, provided that any settlement, consent judgment or other voluntary disposition that (i) limits the scope, validity or enforcement of Penn Patents or (ii) admits fault or wrongdoing on the part of Licensee or Penn must be approved in advance by Penn in writing. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Penn shall provide Licensee notice of its approval or denial within [**] of any request for such approval by Licensee, provided that (x) in the event Penn wishes to deny such approval, such notice shall include a detailed written description of Penn’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and Penn shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such [**] period in accordance herewith.

6.3.3 If, within [**] following the date the Infringement Notice was provided, infringing activity of potential commercial significance has not been abated and if Licensee has not brought suit against the infringer, then Penn may institute suit for patent infringement against the infringer. If Penn institutes such suit, then Licensee may not join such suit without the prior written consent of Penn and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Penn’s suit or any judgment rendered in such suit.

6.3.4 Notwithstanding Sections 6.3.2 and 6.3.3, in the event that any Penn Patent Rights are infringed by a Third Party (a) prior to the First Commercial Sale of a FA Gene Therapy Product in the United States or (b) if any of the infringed Penn Patent Rights are also licensed by Penn to a Third Party prior to any enforcement action being taken by either Party regarding such infringement, the Parties shall discuss, and will mutually agree, in writing, as to how to handle such infringement by such Third Party.

6.3.5 Any recovery or settlement received in connection with any suit will first be shared by Penn and Licensee equally to cover any litigation costs each incurred and next shall be paid to Penn or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. Any remaining recoveries shall be allocated as follows:

For any portion of the recovery or settlement, other than for amounts attributable and paid as enhanced damages for willful infringement:

(a) for any suit that is initiated by Licensee and in which Penn was not a party in the litigation, Penn shall receive [**] percent ([**]%) of the recovery and the Licensee shall receive the remainder; and

(b) for any suit that is initiated by the Licensee or Penn and that the other Party joins voluntarily (but only to the extent such voluntary joining is allowed under this Agreement or expressly by the other Party in a separate agreement) or involuntarily, the non-initiating Party’s percentage of the total litigation costs incurred by Penn and Licensee, but in no event shall the non-initiating Party receive less than [**] percent ([**]%) of such recovery, while the initiating Party shall receive the remainder, and in no case shall Penn receive less than [**] percent ([**]%) of such recovery.

For any portion of the recovery or settlement paid as enhanced damages for willful infringement:

(c) for any suit that is initiated by Licensee or Penn and the other Party joins voluntarily (but only to the extent such voluntary joining is allowed under this Agreement or expressly by the other Party in a separate agreement) or involuntarily, Penn shall receive [**] percent ([**]%) and Licensee shall receive the remainder; and

(d) for any suit that is initiated by Licensee and in which Penn was not a party in the litigation, Penn shall receive [**] percent ([**]%) and Licensee shall receive the remainder.

For any portion of the recovery or settlement received in connection with any suit that is initiated by Penn and in which Licensee was not a party in the litigation, any recovery in excess of litigation costs will belong to Penn.

6.3.6 Each Party will reasonably cooperate and assist with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). For clarity, [**]. If Penn is subjected to Third Party discovery related to the Penn Patent Rights or FA Gene Therapy Products licensed to Licensee hereunder, Licensee will pay Penn’s documented out of pocket expenses with respect to same.

6.4 Patent Marking. Licensee shall place in a conspicuous location on any FA Gene Therapy Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Laws concerning the marking of patented articles where such FA Gene Therapy Product is made or sold, as applicable.

ARTICLE 7
CONFIDENTIALITY& PUBLICATION

7.1 Confidential Information. Licensee shall not disclose Confidential Information to Penn unless it is necessary or useful to the performance of the Research Program or otherwise required to perform Licensee’s obligations under this Agreement. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [**] thereafter, the receiving Party (the “Receiving Party”) and its Representatives will keep confidential and will not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement, any Confidential Information or Materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any Product or potential Product or useful technology of the other Party (the “Disclosing Party”) or its Representatives and the pricing thereof, which is disclosed to it by the Disclosing Party or its Representatives or otherwise received or accessed by a Receiving Party or its Representatives in the course of performing its obligations or exercising its rights under this Agreement.

7.2 Exceptions to Confidentiality. “Confidential Information” does not include information that (a) was in the lawful knowledge and possession of the Receiving Party or its Representatives prior to the time it was disclosed to, or learned by, the Receiving Party or its Representatives, or was otherwise developed independently by the Receiving Party or its Representatives, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Representatives; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Representatives, as evidenced by written records of the Receiving Party or its Representatives; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Representatives in breach of this Agreement; or (d) was disclosed to the Receiving Party or its Representatives, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Representatives not to disclose such information to others. In the event a Party is required to make a disclosure under Law or regulation, the order of a court of competent jurisdiction, or the rules of the U.S. Securities and Exchange Commission (including by reason of any securities offering by Licensee), any stock exchange or listing entity, a Receiving Party shall provide prompt written notice to the Disclosing Party and take commercially reasonable steps to limit the extent of the disclosure and seek confidential treatment for any remaining required disclosure, to the extent permitted by Law.

7.3 Penn Intellectual Property. In order to preserve the patentability of Penn intellectual property and to preserve Penn’s publication rights, Licensee shall maintain Penn Patent Rights, Research Results and information provided pursuant to the Research Program (whether oral or written) as confidential and shall not disclose such information to any Third Party (other than its Representatives) until the publication of such information by Penn or until Penn provides Licensee with written verification that all desirable patentable inventions have been protected, whichever occurs sooner.

7.4 Publications. Penn shall have the first right to publish, present or otherwise disclose Research Results or other information and material resulting from the Research Program for any purpose. Penn shall furnish the Licensee with a copy of any proposed publication or presentation at least [**] in advance of the date of such presentation or the submission of said proposed publication (and [**] in advance for any abstract or speaking engagement) in order for Licensee to review and comment on said proposed publication or presentation to (a) determine whether such contains any Licensee Confidential Information and (b) enable Licensee to identify any Penn intellectual property that Licensee wishes Penn to file patent applications on or to seek other intellectual property protection for. If within the [**] review period (or [**] review period) (i) Licensee notifies Penn that the Licensee requires deletion from the publication or presentation of Licensee Confidential Information, the Parties will cooperate to modify the disclosure to ensure Licensee Confidential Information is not disclosed or (ii) if Licensee requests that publication or presentation be delayed to allow for patent filings or other intellectual property protection on certain items in the proposed publication or presentation, Penn shall delay the publication or presentation for up to [**] to allow for the filing of patent applications or other intellectual property protection.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

8.1.1 such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

8.1.2 such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

8.1.3 this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles; and

8.1.4 such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

8.2 Representations of Penn. Penn hereby represents and warrants to Licensee that, as of the Effective Date:

8.2.1 Penn Controls all Penn Patent Rights;

8.2.2 [**];

8.2.3 [**];

8.2.4 to Penn’s knowledge, Penn’s performance of the activities allocated to Penn under the Research Plan in furtherance of the Research Program and/or grant of rights to Licensee under this Agreement do not conflict with any agreement with a Third Party;

8.2.5 [**]; and

8.2.6 [**].

8.3 Disclaimer of Representations and Warranties.

8.3.1 Other than the representations and warranties provided in Sections 8.1 and 8.2 above, PENN MAKES NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE FOR THE INTELLECTUAL PROPERTY, PATENT RIGHTS, LICENSE AND ANY FA GENE THERAPY PRODUCT.

8.3.2 Furthermore, nothing in this Agreement will be construed as:

(a) a representation or warranty by Penn as to the validity or scope of any Penn Patent Right;

(b) a representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;

(c) an obligation of Penn to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement; or

(d) conferring by implication, estoppel or otherwise any license or rights under any Patent Rights of Penn other than Penn Patent Rights as defined herein, regardless of whether such Patent Rights are dominant or subordinate to Penn Patent Rights.

8.4 Covenants of Licensee.

8.4.1 Licensee and its Affiliates will not, directly or indirectly (including where such is done by a Third Party on behalf of Licensee or its Affiliates, at the urging of Licensee or its Affiliates or with the assistance of the Licensee or its Affiliates) challenge the validity, scope, or enforceability of or otherwise oppose any Penn Patent Right, provided that if any Penn Patent Right is asserted against Licensee or its Affiliate for activities authorized under this Agreement, then such Licensee or its Affiliates is entitled to all and any defenses available to it including challenging the validity or enforceability of such Penn Patent Right. Licensee will comply with all Laws that apply to its activities or obligations under this Agreement. For example, Licensee will comply with applicable United States Export Laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the agency.

8.4.2 Licensee will not grant a security interest in the License or this Agreement.

ARTICLE 9
INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY

9.1 Indemnification by Licensee.

9.1.1 Licensee shall defend, indemnify and hold Penn and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Penn Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), including, without limitation, bodily injury, risk of bodily injury, death and property damage only to the extent arising out of Third Party claims or suits related to:

(a) the gross negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Licensee’s performance of its obligations or exercise of its rights under this Agreement;

(b) any material breach of this Agreement by Licensee;

(c) the development, manufacturing or commercialization (including commercial manufacturing, packaging and labeling of FA Gene Therapy Products, and all product liability losses) of a FA Gene Therapy Product by or on behalf of Licensee or its Affiliates or Sublicensees; or

(d) any enforcement action or suit brought by Licensee against a Third Party for infringement of Penn Patent Rights;

provided that Licensee’s obligations pursuant to this Section 9.1 shall not apply to the extent such claims or suits result from the gross negligence, recklessness or willful misconduct of any of Penn Indemnitees as determined by a court of law.

9.1.2 As a condition to a Penn Indemnitee’s right to receive indemnification under this Section 9.1, Penn shall: (a) promptly notify Licensee as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) reasonably cooperate, and cause the individual Penn Indemnitees to reasonably cooperate, with Licensee in the defense, settlement or compromise of such claim or suit; and (c) permit the Licensee to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may Licensee compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of Penn or any other Penn Indemnitee; (b) commits Penn or any other Penn Indemnitee to take, or forbear to take, any action, without the prior written consent of Penn; or (c) grant any rights under the Penn Patent Rights except for Sublicenses permitted under Article 3. Penn shall reasonably cooperate with Licensee and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

9.1.3 Notwithstanding Section 9.1.2 above, in the event that Penn believes in good faith that a bona fide conflict exists between Licensee and Penn or any other Penn Indemnitee with respect to a claim or suit subject to indemnification hereunder, then Penn or any other Penn Indemnitee shall have the right to defend against any such claim or suit itself, including by selecting its own counsel, with any reasonable attorney’s fees and litigation expenses being paid for by Licensee. Licensee will pay such fees and expenses either directly or will reimburse Penn within [**] of Licensee’s receipt of invoices for such fees and expenses.

9.1.4 [**].

9.2 Insurance.

9.2.1 Licensee, at its sole cost and expense, must insure its activities in connection with the exercise of its rights under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

(a) Each occurrence $[**];

(b) General aggregate $[**];

Prior to the commencement of Clinical Trials, if applicable, involving FA Gene Therapy Product:

(c) Clinical trials liability insurance $[**];

Prior to the First Commercial Sale of a FA Gene Therapy Product:

(d) Products liability insurance $[**].

Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 9.2.1, and has the right to require Licensee to adjust the limits in Penn’s reasonable discretion.

9.2.2 If the above insurance is written on a claims-made form, it shall continue for [**] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.

9.2.3 Licensee expressly understands, however, that the coverages and limits in Section 9.2.1 do not in any way limit Licensee’s liability or indemnification obligations. Licensee’s insurance will:

(a) be issued by an insurance carrier with an A.M. Best rating of “A” or better;

(b) provide for [**] advance written notice to Penn of any modification;

(c) state that Penn is endorsed as an additional insured with respect to the coverages in Section 9.2.1; and

(d) include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self- insurance carried or maintained by Penn.

9.2.4 Licensee must furnish to Penn with (a) valid certificate of insurance evidencing compliance with all requirements of this Agreement and (b) additional insured endorsements for Licensee’s applicable policies naming “The Trustees of the University of Pennsylvania” as an additional insured. Licensee must furnish both documents within [**] of the Effective Date, once per year thereafter and at any time there is a modification in such insurance.

9.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 ABOVE.

ARTICLE 10
TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect on a country-by-country basis until the last to expire Royalty Term.

10.2 Termination of the Agreement for Convenience. At any time during the Term, Licensee will have the right to terminate the Agreement in its entirety for any reason or merely for convenience, upon providing ninety (90) days written notice to Penn.

10.3 Termination For Cause.

10.3.1 If Licensee fails to fulfill its obligations under Section 5.2 (i.e. use Commercially Reasonable Efforts to develop and commercialize a FA Gene Therapy Product in the Indication), Penn may provide written notice to Licensee of any such failure. If Licensee fails to take substantial action to remedy the failure within [**] of receiving such written notice as reasonably determined by Penn, Penn may thereafter terminate this Agreement upon written notice to Licensee; provided that, if Licensee disputes in good faith whether Licensee has failed to fulfill its obligations under Section 5.2 and provides written notice of such dispute, setting forth its dispute in reasonable details and including written documentation supporting such dispute, prior to the expiration of such [**] period, then such dispute shall be escalated to the senior officers pursuant to Section 11.10; provided further, however, [**]. In the event that Licensee fails to request to have the matter resolved within such [**] period above, Licensee shall be deemed to have accepted the determination of Penn.

10.3.2 Penn may terminate this Agreement if Licensee fails to achieve the Clinical Trial Diligence Requirement by the applicable Achievement Date and Licensee does not cure such breach within [**] of receiving written notice from Penn of such breach.

10.3.3 If either Party materially breaches any of its material obligations under this Agreement, the non-breaching Party may terminate this Agreement upon written notice if the breaching Party fails to cure such material breach within [**] after written notice from the non-breaching Party. Such written notice shall specify the nature of the material breach, notify the breaching Party that it is required to cure such material breach, and state the non-breaching Party’s intention to terminate this Agreement.

10.3.4 Penn may terminate this Agreement immediately upon notice from Penn if (a) Licensee or its Affiliate, either directly or indirectly, challenges the validity, enforceability or otherwise opposes any Penn Patent Right, (b) Licensee materially fails to comply with any Laws that apply to its activities or obligations under this Agreement, (c) Licensee grants a security interest in any Penn Patent Right, or (d) Licensee becomes insolvent or files for bankruptcy relief.

10.3.5 Either Party may terminate this Agreement, upon written notice, with immediate effect if, at any time, the other Party is (a) unable to pay its debts, including any debts related to exclusive sublicensees, when they come due, or (b) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or (c) if such Party proposes a written agreement of composition or extension of its debts, or (d) if such Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [**] after the filing thereof, or (e) if such Party proposes or is a party to any dissolution or liquidation, or (f) if such Party makes an assignment for the benefit of its creditors of all or substantially all its assets.

10.4 Effects of Termination.

10.4.1 Notwithstanding the termination of this Agreement, the following provisions shall survive: Sections 2.7, 2.9 (solely to the extent that this Agreement is terminated prior to the expiration of such one (1) year period), 3.2, 3.3, 3.5, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 8.3 and 10.4 and Article 1, Article 7, Article 9 and Article 11.

10.4.2 Termination of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination. Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

10.4.3 If this Agreement is terminated for any reason, all outstanding Sublicenses (including all Sublicense Documents for each Sublicense) not in default shall survive, provided that each such Sublicensee agrees in writing to be bound by the applicable terms of this Agreement with respect to the activities of such Sublicensee under such Sublicense. The duties and obligations of Penn under any surviving Sublicenses will not be greater than the duties of Penn under this Agreement, and the rights of Penn under any surviving Sublicenses will not be less than the rights of Penn under this Agreement.

10.4.4 Within [**] of termination of this Agreement or the Research Program (other than termination by Licensee pursuant to Sections 10.3.3 or 10.3.5, termination by Penn prior to the DTP, or the termination of the Research Program pursuant Section 2.4), Licensee shall pay Penn all costs through the effective termination date per the Budget of the Research Plan as well as all commitments related to the performance of the Research Plan that are set forth in the Budget (i.e., all costs or non-cancellable commitments incurred prior to the receipt, or issuance, by Penn or Licensee, as applicable, of the notice of termination, and the cost of each employee, student and faculty member supported under the Research Plan through the end of such commitments; and subject to Penn’s written notification to Licensee and Licensee’s agreement with respect thereto, of all costs and non-cancellable commitments as they arise) incurred by Penn under this Agreement, or for the terminated Research Program, as applicable.

10.4.5 Within [**] of termination of this Agreement or the Research Program by Licensee pursuant to Sections 10.3.3 or 10.3.5, by Penn prior to the DTP, or the termination of the Research Program pursuant Section 2.4, in each case, prior to the DTP, [**], or Licensee shall pay any additional amounts due to the wind-down costs and non-cancellable costs and expenses within such [**] period.

10.4.6 Upon termination (but not expiration) of this Agreement, Licensee, its Affiliates and Sublicensees will promptly cease developing, commercializing, selling or promoting the FA Gene Therapy Product(s). Licensee will return (or destroy, as directed by Penn) all data, files, records and other Materials (in the case of Penn) containing or comprising Penn’s Confidential Information with respect to this Agreement, except to the extent such Confidential Information is necessary or useful to conduct activities in connection with surviving portions of this Agreement. Notwithstanding the foregoing, Licensee will be permitted to retain one copy of such data, files, and records for archival and legal compliance purposes.

ARTICLE 11
ADDITIONAL PROVISIONS

11.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, Tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

11.2 Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby

11.3 Third Party Beneficiary. The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 10.4.4.

11.4 Use of Names. Licensee, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. Notwithstanding the foregoing, Licensee may use the name of Penn in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee as related to FA Gene Therapy Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Penn Patent Rights has been licensed by Licensee from Penn, and to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

11.5 No Discrimination. Neither Penn nor Licensee will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

11.6 Successors and Assignment.

11.6.1 The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

11.6.2 Neither Party may assign or transfer this Agreement or any of its rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, without Penn’s consent, Licensee shall have the right to assign or transfer this Agreement or any of Licensee’s rights or obligations under this Agreement to (a) any of its Affiliates, or (b) to a Third Party in connection with a merger, acquisition of all or substantially all of the business or assets of Licensee to which this Agreement relates (whether by sale of equity, assets, operation of Law or otherwise). A Party shall promptly notify the other Party in writing, and in no event longer than [**] after, of any assignment or transfer of this Agreement pursuant to the terms set forth in this Section 11.6.2. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

11.6.3 Any assignment not in accordance with this Section 11.6 shall be void.

11.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8 Entire Agreement of the Parties; Amendments. This Agreement, the Exhibits and Appendices or Schedules hereto, Equity Issuance Agreement and, to the extent entered into, the Client & Billing Agreement, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the Commonwealth of Pennsylvania, excluding application of any conflict of Laws principles that would require application of the Law of a jurisdiction outside of the Commonwealth of Pennsylvania.

11.10 Dispute Resolution. If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute (in accordance with Section 2.6, if applicable). Prior to the initiation of outside dispute resolution or termination of this Agreement pursuant to Section 10.3.1 or for material breach pursuant to Section 10.3.3, each Party shall escalate such issue to their respective senior officers, the [**] of Licensee and the [**] for Penn (or his or her designee), and such senior officers will engage in good faith discussions with regard to the applicable issue within [**]. If the Parties are unable to resolve such dispute amicably through good faith discussion and such escalation within [**], then either Party may submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania.

11.11 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such notice is sent by certified mail, postage prepaid, return receipt requested.

For Penn	with a copy to:
Penn Center for Innovation University of Pennsylvania 3600 Civic Center Rd. 9th Floor Philadelphia, PA 19104 Attention: Managing Director	University of Pennsylvania Office of General Counsel 2929 Walnut St. 4th Floor Philadelphia, PA 19104 Attention: General Counsel
For Licensee:	with a copy to:
FA212 LLC 211 Stuyvesant Avenue Rye, NY 10580 Attention: Chief Executive Officer	Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Philadelphia, PA 19103 Attention: Rachael Bushey, Esq.

11.12 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.13 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.14 Interpretation. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

11.15 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA By: /s/ John S. Swartley Name: John S. Swartley Title: Associate Vice Provost for Research and Managing Director, Penn Center for Innovation	FA212 LLC By: /s/ Thomas E. Hamilton Name: Thomas E. Hamilton Title: Co-founder

[Signature Page to Research, Collaboration & License Agreement]

IF " DOCVARIABLE "SWDocIDLocation" 4096" = "1" " DOCPROPERTY "SWDocID" ActiveUS 208642381v.1" ""

University of Pennsylvania

AMENDMENT No. 1 TO THE RESEARCH, COLLABORATION AND LICENSE
AGREEMENT

This FIRST AMENDMENT to the Research, Collaboration and License Agreement dated November 4, 2020 is entered into as of ___, 2021 (the “First Amendment”) by and between FA212, LLC a limited liability organized under the laws of Delaware (“FA212”) and The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at Penn Center for Innovation, 3600 Civic Center Blvd., 9th Floor, Philadelphia, PA 19104 (“Penn”) and amends the Research, Collaboration and License Agreement dated May 5, 2020 (the “Research Agreement”) FA212 and Penn are referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Parties wish to amend the Research Agreement; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in the Restated Agreement and herein, and intending to be legally bound hereby, the Parties amend the Restated Agreement and otherwise agree as follows:

1. The Research Program contained in Exhibit B of the Research Agreement is hereby amended to include the additional work outlined in Schedule A to this First Amendment.

2. The budget for the additional work is included in Schedule B to this First Amendment, and this budget is intended to be in addition to those previously included under the Research Agreement.

3. The payment schedule set forth in Schedule C is incremental to the payment schedule contained in the Collaboration Agreement.

4. This First Amendment and the Research Agreement contain the entire understanding between the Parties and supersede any and all prior agreements, understandings and arrangements whether written or oral between the Parties with respect to the matters contained in the Research Agreement and this First Amendment. No amendments, changes, modifications or alterations of the terms and conditions of this First Amendment shall be binding upon any Party, unless provided in writing and signed by an authorized representative of each Party.

5. All terms and conditions of the Research Agreement not changed by this First Amendment shall remain in full force and effect.

6. Signatures on this First Amendment may be communicated by e-mail transmission and shall be binding upon the Parties upon receipt by transmitting the same by e-mail, which signatures shall be deemed originals. If executed in counterparts, the First Amendment shall be effective as if simultaneously executed.

(Signature page follows.)

University of Pennsylvania

IN WITNESS WHEREOF the Parties hereto have caused this First Amendment to be executed and delivered by their duly authorized representatives as set forth below.

Agreed on behalf of: FA212, LLC	Agreed on behalf of: The Trustees of the University of Pennsylvania
BY: (Signature)	BY: /s/ John S. Swartley (Signature)
Name:	Name: John S. Swartley
Title: President and CEO	Title: Managing Director, Penn Center for Innovation

Acknowledged as Read and Understood
by Institution Principal Investigator

(Signature) Name: Dr. James Wilson

University of Pennsylvania

AMENDMENT No. 2 TO THE RESEARCH, COLLABORATION AND LICENSE
AGREEMENT

This SECOND AMENDMENT (“Second Amendment”) is entered into as of August 6, 2024 (the “Second Amendment Effective Date”) by and between FA212, LLC, a limited liability company organized under the laws of the State of Delaware (“Licensee”) and The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at Penn Center for Innovation, 3600 Civic Center Blvd., 9th Floor, Philadelphia, PA 19104 (“Penn”) and amends that certain Research, Collaboration and License Agreement dated November 4, 2020 (the “Original Agreement”), as amended by that certain First Amendment to the Research, Collaboration and License Agreement dated November 1, 2021 (“First Amendment”) (the Original Agreement as amended by the First Amendment, “Research Agreement”). Capitalized terms used, but not defined herein, shall have the meaning ascribed to such term in the Research Agreement.

WHEREAS, the Parties wish to amend the Research Agreement; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in the Research Agreement and herein, and intending to be legally bound hereby, the Parties amend the Research Agreement and otherwise agree as follows:

1. Expense Reimbursement. Exhibit D attached to the Research Agreement sets forth the Research Plan and Budget for the Research Program. Section 4.2 of the Research Agreement sets forth the Milestone Payments that may become payable to Penn upon the achievement of the corresponding milestones. Following the Second Amendment Effective Date, Licensee agrees to reimburse Penn for expenses incurred by Penn in connection with the performance of the Research Program and the preparation of an IND for the Research Program in such amounts and in accordance with the reimbursement payment schedule as set forth in Schedule A attached hereto, which amounts, for the avoidance of doubt, are incremental and in addition to the amounts set forth in Exhibit D of the Research Agreement and the Milestone Payments set forth in Section 4.2 of the Research Agreement.

2. Amendments. Section 2.2 of the Research Agreement is hereby amended to add the following subsection 2.2.9 immediately following the existing subsection 2.2.8:

“2.2.9 So long as Dr. Wilson and the Wilson Lab remain at Penn, Penn, through the Wilson Lab, shall prepare an IND for the Research Program to be filed by Licensee with the FDA on or about [**] or such other date mutually agreed by the Parties at the JSC. The IND will be deemed open upon the earlier of: (a) Licensee receiving a safe to proceed notification from the FDA, (b) thirty (30) days after submission of the IND application to the FDA by Licensee with no clinical hold response from the FDA, and (c) thirty (30) days after submission of a response to a clinical hold response from the FDA in the event that such initial IND filing received a clinical hold response (“Open IND”). Until FPFD in FIH, and so long as Dr. Wilson and the Wilson Lab remain at Penn, Penn shall make appropriate individuals within the Wilson Lab available to respond to questions and other requests from the FDA, other Regulatory Authorities and the Licensee

University of Pennsylvania

(including its successors, assigns, subcontractors and commercial partners) as necessary or reasonably required with respect to the filed IND/Open IND as mutually agreed by the Parties at the JSC. In the event that Dr. Wilson leaves his current position at Penn for employment at Gemma, Penn acknowledges that Gemma [**].

3. Acknowledgement. The Parties acknowledge and agree that as of the Second Amendment Effective Date, (a) Licensee has provided the Research Support Amount to Penn in the amount of $[**], (b) all obligations of Licensee pursuant to Section 4.1 of the Research Agreement and Sections 2.1 and 2.2 of that certain Equity Issuance Agreement, dated [**], by and between the Licensee and Penn (the “Equity Issuance Agreement”) have been satisfied, and (c) Penn holds an aggregate of [**] Common Units of Licensee ([**] Common Units that were issued pursuant to Section 2.1 of the Equity Issuance Agreement and [**] Common Units that were issued pursuant to Section 2.2 of the Equity Issuance Agreement).

4. Entire Agreement. This Second Amendment, the Research Agreement and the Equity Issuance Agreement contain the entire understanding between the Parties and supersede any and all prior agreements, understandings and arrangements whether written or oral between the Parties with respect to the matters contained in the Research Agreement, this Second Amendment and the Equity Issuance Agreement. No amendments, changes, modifications or alterations of the terms and conditions of this Second Amendment shall be binding upon any Party, unless provided in writing and signed by an authorized representative of each Party.

5. No Other Changes. All terms and conditions of the Research Agreement not changed by this Second Amendment shall remain in full force and effect.

6. Counterparts. Signatures on this Second Amendment may be communicated by e-mail transmission and shall be binding upon the Parties upon receipt by transmitting the same by e-mail, which signatures shall be deemed originals. If executed in counterparts, the Second Amendment shall be effective as if simultaneously executed.

(Signature page follows.)

University of Pennsylvania

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be executed and delivered as of the date set forth above by their duly authorized representatives as set forth below.

AGREED ON BEHALF OF: FA212, LLC By: /s/ Thomas E. Hamilton (Signature) Name: Thomas E. Hamilton Title: Co-Founder

AGREED ON BEHALF OF:

The trustees of the university of Pennsylvania

By: /s/ Benjamin Dibling, PhD

(Signature)

Name: Benjamin Dibling, PhD
Title: Associate Vice Provost for Research
and Managing Director, Penn Center for Innovation

Acknowledged as read and understood
by institution principal investigator

(Signature) Name: Dr. James Wilson